                        HARRINGTON FINANCIAL GROUP, INC.

                EXHIBIT 11.1 - COMPUTATION OF PER SHARE EARNINGS
                        FOR THE YEAR ENDED JUNE 30, 1996



YEAR ENDED JUNE 30, 1996:



                                                                                    Fully
                                                               Primary             Diluted
                                                           ---------------    ----------------

Weighted Average Number of Shares:
  Average Common Shares Outstanding at June 30, 1996         2,160,233           2,160,233


  Dilutive Effect for Stock Options at June 30, 1996            40,914              40,914
                                                             ---------           ---------

  Weighted Average Shares at June 30, 1996                   2,201,147           2,201,147
                                                             ---------           ---------
                                                             ---------           ---------

Net Income To Be Used To Compute Primary And
  Fully Diluted Earnings Per Average Common Share:
    Net Income                                              $    1,223          $    1,223
                                                             ---------           ---------
                                                             ---------           ---------

Earnings Per Common Share                                   $     0.56(a)       $     0.56(a)
                                                             ---------           ---------
                                                             ---------           ---------


Note:
(a) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.